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                                                                    Exhibit 23.1

             REPORT ON SCHEDULE AND CONSENT OF INDEPENDENT AUDITORS

The Board of Directors
Viador Inc.

The audits referred to in our report dated June 11, 1999, except as to note 8, which is as of July 20, 1999, included the related financial statement schedule as of December 31, 1998, and for each of the years in the three-year period ended December 31, 1998, included in the registration statement. This financial statement schedule is the responsibility of the Company's management. Our responsibility is to express an opinion on this financial statement schedule based on our audits. In our opinion, such financial statement schedule, when considered in relation to the basic financial statements taken as a whole, presents fairly in all material respects the information set forth therein.

We consent to the use of our form of report included herein and to the references to our firm under the headings "Selected Financial Data" and "Experts" in the prospectus.

/s/ KPMG LLP

Mountain View, California
July 29, 1999